Filed Pursuant to Rule 424(b)(3) and 424(c)

Registration No. 333-212571

Information Supplement dated July 18, 2016

Barclays Bank PLC

This information supplement supplements the pricing supplements (the “Pricing Supplements”) with respect to Barclays Bank PLC securities that we may offer and sell from time to time (the “Securities”) and that refer to the base prospectus dated July 19, 2013 (the “Former Base Prospectus”), the prospectus supplement dated June 30, 2016 with respect to Barclays Bank PLC global medium-term notes, Series A and universal warrants (the “Former Prospectus Supplement”) and, if applicable, the index supplement dated June 30, 2016 (the “Former Index Supplement”). The Securities were initially registered with the Securities and Exchange Commission (“SEC”) under the Registration Statement on Form F-3 (No. 333-190038) of Barclays Bank PLC (the “Former Form F-3”). This information supplement supplements the Pricing Supplements in the following manner:

•                  References to the Former Form F-3 shall be deemed to mean the Registration Statement on Form F-3 filed by Barclays Bank PLC with the SEC on July 18, 2016;

•                  References to the Former Base Prospectus shall be deemed to mean the base prospectus dated July 18, 2016 filed by Barclays Bank PLC with the SEC on such date;

•                  References to the Former Prospectus Supplement shall be deemed to mean the prospectus supplement dated July 18, 2016 filed by Barclays Bank PLC with the SEC on such date; and

•                  References to the Former Index Supplement shall be deemed to mean the index supplement dated July 18, 2016 filed by Barclays Bank PLC with the SEC on such date.

See “Risk Factors” beginning on page S-7 of the prospectus supplement dated July 18, 2016 and the risk factors set forth in the relevant Pricing Supplement for a description of risks relating to an investment in the relevant Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or determined that this information supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities are direct, unconditional, unsecured and unsubordinated obligations of Barclays Bank PLC. The Securities are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.